EXHIBIT 10.12

FIRST AMENDMENT TO

THE HERSHEY COMPANY

EXECUTIVE BENEFITS PROTECTION PLAN

(GROUP 3A)

Amended and Restated as of July 1, 2009

WHEREAS, The Hershey Company (the “Company”) currently maintains The Hershey Company Executive Benefits Protection Plan (Group 3A), amended and restated as of July 1, 2009 (the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that (1) the severance pay calculation for bonus amounts following certain terminations of employment under Article 9 of the Plan shall be based solely on Company performance score, and (2) a tax gross-up benefit shall apply only if payments are subject to Excise Tax, as defined by the Plan, because they equal or exceed 110% of the amount that renders them subject to such tax; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, BE IT RESOLVED that, by virtue and in exercise of the power reserved to the Board by Article 7 of the Plan, the Plan is hereby amended, effective October 9, 2009 as follows:

1.	Section 9.1.3.2 is amended and restated in its entirety to read as follows:

9.1.3.2 For the period from the Change in Status Event until December 31 of the year in which the Change in Status Event occurs, the award will be equal to the product of (x) and (y), where (x) is the amount that would have been payable to the Executive under such Incentive Pay award calculated based solely on the Company’s performance score, which shall be the lesser of: (A) the Company’s actual performance score for the complete calendar year in which such period ends, or (B) 100%, and (y) is a fraction the numerator of which is the number of days from the day after the day of the Change in Status Event until (and including) the end of that award period and the denominator of which is the number of days in that award period. Except to the extent that the Executive’s Incentive Pay award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan, the amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

2.	Section 9.1.4.1 is amended and restated in its entirety to read as follows:

9.1.4.1 For the calendar year period beginning on January 1 after the Change in Status Event, the additional severance amount will be equal to the amount that would have been payable to the Executive under such Incentive Pay award calculated based solely on the Company’s performance score, which shall be the lesser of: (A) the Company’s actual performance score for the complete calendar year in which such period ends, or (B) 100%. The amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

3.	Section 9.1.4.2 is amended and restated in its entirety to read as follows:

9.1.4.2 For the period beginning on the second January 1 after the Change in Status Event until the second anniversary of the Change in Status Event, the additional severance amount will be equal to the product of (x) and (y), where (x) is the amount that would have been payable to the Executive under such Incentive Pay award calculated based solely on the Company’s performance score, which shall be the lesser of: (A) the Company’s actual performance score for the complete calendar year in which such period ends, or (B) 100%, and (y) is a fraction the numerator of which is the number of days from and including the first day of that award period until (and including) the second anniversary of his or her Change in Status Event and the denominator of which is the number of days in that award period. The amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

4.	Section 3.4 is amended and restated in its entirety to read as follows:

3.4 Gross-Up Payment. In the event that an Executive becomes entitled to the Severance Benefits or any other benefits or payments under this Plan (other than pursuant to this Section 3.4), or under the EICP by reason of the accelerated vesting or payment of any awards thereunder (together, the “Total Benefits”), and in the event that any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to him or her an additional amount (the “Gross-Up Payment”) such that the net amount retained by him or her, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax, FICA, Medicare and other applicable taxes (including any surtaxes or other assessments, including interest and penalties) upon the Gross-Up Payment provided for by this Section 3.4, shall be equal to the Total Benefits. Any Gross-Up Payment made to or on behalf of the Executive under this Section 3.4 shall be made in compliance with Code section 409A and by the end of the year following the year that the related taxes are remitted to the applicable taxing authority.

Notwithstanding the foregoing, if it is determined that the Executive is entitled to a Gross-Up Payment as described above, but that the amount of the Total Benefits which constitute parachute payments within the meaning of Code section 280G(b)(2) is less than 110% of the maximum amount that may be paid or distributed to the Executive without imposition of the Excise Tax (such maximum amount the “Safe Harbor Amount”), then no Gross-Up Payment shall be made and the Total Benefits payable to the Executive shall be reduced so that the amount of the Total Benefits which would otherwise be treated as parachute payments within the meaning of Code section 280(G)(b)(2) equals one dollar less than the Safe Harbor Amount (and, accordingly, no Excise Tax is payable with respect to the Total Benefits). Reductions required pursuant to the foregoing shall be accomplished first by reducing or eliminating the Total Benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination as to whether any of the Total Benefits will be subject to the Excise Tax.

For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by an Executive in connection with a Change in Control or his or her termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person ) shall be treated as parachute payments within the meaning of Code section 280G(b)(2), and all excess parachute payments within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (“Tax Counsel”) selected by the Company’s independent auditors, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code section 280G(b)(4) in excess of the Base Amount, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code sections 280G(d)(3) and (4).

For purposes of determining the amount of the Gross-Up Payment, an Executive shall be deemed to pay federal income taxes at the applicable rate for federal income tax withholding on supplemental wage payments in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the applicable rate for withholding taxes on supplemental wage payments in the state and locality of his or her residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Code section 68 or any successor or similar provision in the amount of itemized deductions allowable to him or her applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by him or her).

In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder in determining the amount, if any, of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment, determined as previously described, to him or her in respect of such excess (plus any interest, penalties or additions payable by him or her with respect to such excess) at the time that the amount of such excess is finally determined. In the event the Executive becomes entitled to receive a tax refund with respect to the Gross-Up Payment, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 2nd day of November, 2009.

THE HERSHEY COMPANY

By:	/s/ Charlene H. Binder
Charlene H. Binder
Senior Vice President, Chief People Officer

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